Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

Supplement dated March 18, 2025

to Pricing Supplement dated February 20, 2025

Equity Index Underlying Supplement dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Prospectus dated February 21, 2024

Principal at Risk Accelerated Participation Securities

Linked to the Russell 2000® Index
(the “Reference Asset”)
CUSIP: 40447C4H0

(the “APS”)

This document supplements the offering document referenced above, including in connection with any secondary market transactions in the APS by HSBC Securities (USA) Inc. and its affiliates. Terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated February 20, 2025 and filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2025 (the “Pricing Supplement”), the Initial Value was defined, as with respect to the Reference Asset, the arithmetic average of its Official Closing Levels during the Initial Valuation Period, with the Initial Valuation Period being each Scheduled Trading Day from and including February 18, 2025 to and including March 18, 2025(as listed in Annex A hereto) on which a Market Disruption Event does not occur (1). Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Pricing Supplement.

The Initial Value of the Reference Asset is 2,119.280.

Date No.	Scheduled Trading Day	Official Closing Level of the Reference Asset
1	February 18, 2025	2,290.353
2	February 19, 2025	2,282.458
3	February 20, 2025	2,261.743
4	February 21, 2025	2,195.349
5	February 24, 2025	2,178.266
6	February 25, 2025	2,170.081
7	February 26, 2025	2,174.174
8	February 27, 2025	2,139.660
9	February 28, 2025	2,163.069
10	March 3, 2025	2,102.235
11	March 4, 2025	2,079.533
12	March 5, 2025	2,100.748
13	March 6, 2025	2,066.553
14	March 7, 2025	2,075.483
15	March 10, 2025	2,019.067
16	March 11, 2025	2,023.594
17	March 12, 2025	2,026.467
18	March 13, 2025	1,993.690
19	March 14, 2025	2,044.095
20	March 17, 2025	2,068.331
21	March 18, 2025	2,049.935
SUM of Closing Levels / Number of Valuation Dates		44,504.884 / 21
	Arithmetic Mean	(1)

(1) Rounded to three decimal points

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the APS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 6 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the APS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the APS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated February 20, 2025:

https://www.sec.gov/Archives/edgar/data/83246/000110465925016141/tm255278d189_424b2.htm

•	The Equity Index Underlying Supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

•	The prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	The prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

2